Right of First Refusal.

(a) Pursuant to the Recapitalization Agreement, dated as of October 24, 2007, by and among Hagen Behring (“Behring”), Sven Ebeling and West Coast Pictures, LLC (the “Company”), Behring granted West Coast Pictures a right of first refusal with respect to 460,000 shares (the “Behring Shares”) of common stock of King’s Road Entertainment, Inc. (“KRE”) to be acquired by Behring in connection with the Company’s investment in KRE.

(b) On November 13, 2007, Behring acquired the Behring Shares, and the parties to the Recapitalization Agreement wish to confirm their respective rights and obligations with respect to the “Right of First Refusal”.

(c) As used herein, “Transfer” means any gift, sale, assignment, pledge, hypothecation, encumbrance or other creation of a security interest, attachment, the creation of any interest in the Behring Shares.

(d) At least fourteen days (14) days prior to Behring making any Transfer of any Behring Shares other than pursuant to a “broker’s transaction” within the meaning of Section 4(4) of the Securities Act (a “Broker’s Transaction”), Behring shall give the Company a written notice (a “Transfer Notice”) setting forth in reasonable detail the number of Behring Shares to be transferred (“Offered Shares”), the identity of the prospective transferee and the proposed terms of the Transfer; provided, however, that the purchase price may only be payable in cash. Upon receipt of such Transfer Notice, the Company shall have the right, but not the obligation to purchase all, but not less than all, of the Offered Shares on the terms specified in such Transfer Notice and in accordance with this Section (d). If the Company elects to purchase all of the Offered Shares, the Transfer will be consummated as soon as practicable, but in any event within thirty (30) days after the Transfer Notice is given. If the Company does not elect to purchase all of the Offered Shares then, within ninety (90) days after the Transfer Notice is given, Behring may Transfer all of the Offered Shares to the transferee specified in the Transfer Notice at a price not less than the price per Offered Share specified in the Transfer Notice and on other terms no more favorable to the transferee in any material respect than the terms specified in the Transfer Notice. If Behring does not transfer such Offered Shares in accordance with the immediately preceding sentence within ninety (90) days of the Transfer Notice, he may not Transfer the Offered Shares without delivering a new Transfer Notice and offering the Company a “right of first refusal” in accordance herewith.

(e) At least fourteen days (14) days prior to Behring making any Transfer of any Behring Shares pursuant to a Broker’s Transaction, Behring shall give the Company a Transfer Notice setting forth in reasonable detail the number of Offered Shares and stating that Behring intends to Transfer such Offered Shares in a Broker’s Transaction. Upon receipt of such Transfer Notice, the Company shall have the right, but not the obligation to purchase all, but not less than all, of the Offered Shares at a price per share equal to the Current Market Price as of the date the Company notifies Behring of its intention to purchase the Offered Shares. If the Company elects to purchase all of the Offered Shares, the Company will purchase such Offered Shares as soon as practicable, but in any event within thirty (30) days after the Transfer Notice is given. If the Company does not elect to purchase all of the Offered Shares then, within ninety (90) days after the Transfer Notice is given, Behring may Transfer all of the Offered Shares in a Broker’s Transaction. If Behring does not transfer such Offered Shares in a Broker’s Transaction within ninety (90) days of the Transfer Notice, he may not Transfer the Offered Shares without delivering a new Transfer Notice and offering the Company a “right of first refusal” in accordance herewith. As used herein, “Current Market Price” as of any date of determination means the average of the daily market prices per share KRE common stock for twenty (20) consecutive business days immediately preceding such date of determination with the market price for each business day being, the last sale price per share of KRE common stock on the immediately preceding business day on a national securities exchange or in the over-the-counter market or, if there was no sale on such immediately preceding business day, the last sale price on the next preceding business day on which there was a sale.

(f) In addition to complying with the provisions of this Section 7, Behring shall comply with all provisions of the Rule 144 representation letter delivered to KRE and the Company prior to Transferring any Behring Shares.

REMAINDER OF PAGE HAS BEEN INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of November 21, 2007.

SVEN EBELING

/s/ Sven Ebeling

HAGEN BEHRING

/s/ Hagen Behring

WEST COAST PICTURES, LLC

/s/ Sven Ebeling
Name: Sven Ebeling
Title: Manager